Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2023 SECOND QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 26, 2023) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke, whose divisions include Bank of Clarke Wealth Management, announced its second quarter 2023 results. On July 26, 2023, the Board of Directors announced a quarterly common stock cash dividend of $0.30 per common share, payable on August 18, 2023, to shareholders of record on August 7, 2023. Select highlights for the second quarter include:

•
Total deposits increased $68.1 million or 4.9% during the quarter, while the loan to deposit ratio stayed steady at 100.89% as compared to 100.77% as of March 31, 2023.
•
Net loans increased $69.7 million or 5.0%.
•
Net recoveries of $150 thousand.

Brandon Lorey, President and CEO, stated, "I am happy to report another solid quarter for EFSI and the Bank of Clarke. With margin pressure driving down profitability in the second quarter, the bank remained steadfast in its conservative credit culture to ensure we are matching our loan and deposit growth through the year with over 20% of loan growth due to expected seasonal increases in our secured marine floor plan lines of credit. Despite significant headwinds, the bank continues to deliver good results, strong credit quality, and an ongoing commitment to the communities in which it serves. The Bank’s Trust department continues to break profitability records and our core business remains strong."

Income Statement Review

Total loan interest income was $20.4 million and $18.6 million for the quarters ended June 30, 2023 and March 31, 2023, respectively. Total loan interest income was $12.6 million for the quarter ended June 30, 2022. Total loan interest income increased $7.8 million or 61.0% from the quarter ended June 30, 2022 to the quarter ended June 30, 2023. Average loans for the quarter ended June 30, 2023 were $1.44 billion compared to $1.07 billion for the quarter ended June 30, 2022. The tax equivalent yield on average loans for the quarter ended June 30, 2023 was 5.24%, an increase of 88 basis points from the 4.36% average yield for the same time period in 2022. The majority of this increase in yield can be attributed to the current rising interest rate environment.

Interest and dividend income from the investment portfolio was $926 thousand for the quarter ended June 30, 2023 compared to $891 thousand for the quarter ended March 31, 2023. Interest income and dividend income from the investment portfolio was $939 thousand for the quarter ended June 30, 2022. The slight increase in interest and dividend income between periods resulted mainly from the increase in dividend income. This is partially offset by the decline in interest on securities available for sale as they mature. The tax equivalent yield on average investments for the quarter ended June 30, 2023 was 2.39%, up 10 basis points from 2.29% for the quarter ended March 31, 2023 and up 35 basis points from 2.04% for the quarter ended June 30, 2022.

Total interest expense was $7.9 million for the three months ended June 30, 2023 and $5.9 million and $728 thousand for three months ended March 31, 2023 and June 30, 2022, respectively. The increase in interest expense resulted from increases on rates paid on deposit accounts and Federal Home Loan Bank advances entered into during the third and fourth quarters of 2022 and the first quarter of 2023. The average cost of interest-bearing liabilities increased 48 and 233 basis points when comparing the quarter ended June 30, 2023 to the quarters ended March 31, 2023 and June 30, 2022, respectively. The average balance of interest-bearing liabilities increased $96.7 million from the quarter ended March 31, 2023 to the quarter ended June 30, 2023. The average balance of interest-bearing liabilities increased $396.0 million from the quarter ended June 30, 2022 to the same period in 2022. In addition to the growth in interest-bearing liabilities, there has been a shift in the mix of interest-bearing deposits. Time deposits as a percentage of total interest-bearing deposits have increased from 16.4% and 23.8% at June 30, 2022 and March 31, 2023, respectively, to 33.3% at June 30, 2023.

Net interest income for the quarter ended June 30, 2023 was $12.4 million reflecting a decrease of 1.6% from the quarter ended March 31, 2023 and an increase of 4.4% from the quarter ended June 30, 2022. Net interest income was $12.6 million and $11.9 million for the quarters ended March 31, 2023 and June 30, 2022, respectively. The decrease in net interest income from the quarter ended March 31, 2023 was caused by the increase in funding costs for deposits related to deposit growth and the shift in mix of interest-bearing deposits to higher yielding accounts. The increase in net interest income from the quarter ended June 30, 2022 resulted primarily from growth in the Company’s loan portfolio along with the rising interest rate environment.

Net income for the quarter ended June 30, 2023 was $2.1 million reflecting a decrease of 20.4% from the quarter ended March 31, 2023 and a decrease of 48.4% from the quarter ended June 30, 2022. The decrease from the quarter ended March 31, 2023 was due to several factors including the increased funding costs for deposits and increased salaries and employee benefits expenses to hire and retain employees. The decrease in net income from the quarter ended June 30, 2022 was mainly driven by these same factors. The number of full-time equivalent employees (FTEs) has increased from 227 and 253 at June 30, 2022 and March 31, 2023, respectively, to 275 at June 30, 2023. Net income was $2.6 million for the three-month period ended March 31, 2023 and $4.0 million for the quarter ended June 30, 2022.

The net interest margin was 2.99% for the quarter ended June 30, 2023. For the quarters ended March 31, 2023 and June 30, 2022, the net interest margin was 3.27% and 3.70%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $3.4 million for the quarter ended June 30, 2023, which represented a decrease of $169 thousand or 4.8% from the $3.5 million for the three months ended March 31, 2023. Noninterest income for the quarter ended June 30, 2022 was $3.8 million. The decrease from quarters ended March 31, 2023 and June 30, 2022 was mainly driven by decreases in gains on the sale of loans held for sale, which are driven by activity levels based on buyer interest. This decrease was partially offset by increased wealth management fees. The Bank of Clarke Wealth Management Division continues to grow the number of active accounts as well as assets under management, which is the main driver for wealth management fees.

Noninterest expense increased $569 thousand, or 4.6%, to $13.0 million for the quarter ended June 30, 2023 from $12.4 million for the quarter ended March 31, 2023. Noninterest expense was $10.5 million for the quarter ended June 30, 2022, representing an increase of $2.4 million or 23.1% when comparing the quarter ended June 30, 2023 to the quarter ended June 30, 2022. An increase in salaries and benefits expenses was noted between both periods. Annual pay increases, newly hired employees, incentive plan accruals and increased insurance costs have attributed to these increases. The number of full-time equivalent employees (FTEs) has increased from 227 at June 30, 2022, to 275 at June 30, 2023. An increase in FDIC assessment was also noted between both periods. This increase is due to the growth in the Company, along with a two basis point increase in the assessment rate charged by the FDIC. This increase in assessment rate applies to all financial institutions.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $2.0 million or 0.10% of total assets at March 31, 2023 to $3.3 million or 0.17% of total assets at June 30, 2023. Nonperforming assets were $2.1 million at June 30, 2022. Total nonaccrual loans were $3.1 million at June 30, 2023 and $1.8 million at March 31, 2023. Nonaccrual loans were $2.0 million at June 30, 2022. Nonaccrual loans, and in turn nonperformaning assets, increased due mainly to one relationship totaling $1.1 million. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned was zero at June 30, 2023, March 31, 2023 and June 30, 2022.

The Company realized $150 thousand in net recoveries for the quarter ended June 30, 2023 versus $54 thousand in net charge-offs for the three months ended March 31, 2023. During the three months ended June 30, 2022, $172 thousand in net recoveries were recognized.

Beginning January 1, 2023, the Company adopted Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326), which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the CECL model. The adoption of the CECL model resulted in a $2.1 million increase in the allowance for loan losses and a $406 thousand increase in other liabilities due to the allowance for credit losses on unfunded commitments. At adoption, we also recorded a corresponding $2.0 million after-tax decrease in retained earnings. Utilizing CECL may have an impact on our allowance for credit losses going forward and may result in a lack of comparability between 2023 and 2022 quarterly periods. The amount of provision for credit losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $403 thousand in provision for credit loss for the quarter ended June 30, 2023 due mainly to the growth of the loan portfolio during the quarter. The Company recognized provision for credit losses of $664 thousand and provision for loan losses of $360 thousand for the quarters ended March 31, 2023 and June 30, 2022, respectively. The provisions for the quarters ended March 31, 2023 and June 30, 2022 resulted mostly from loan growth during the quarter.

The ratio of allowance for credit losses to total loans was 0.99% and 1.00% at June 30, 2023 and March 31, 2023, respectively. The ratio of allowance for loan losses to total loans was 0.88% at June 30, 2022. The increase in the ratio is mainly attributable to the adoption of CECL. The ratio of allowance for credit losses to total nonaccrual loans was 466.74% and 758.56% at June 30, 2023 and March 31, 2023, respectively. The ratio of allowance for loan losses to total nonaccrual loans was 488.85% at June 30, 2022. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at June 30, 2023 were $1.78 billion, which represented an increase of $20.0 million or 1.14% from total assets of $1.76 billion at March 31, 2023. At June 30, 2022, total consolidated assets were $1.40 billion. The majority of the growth in consolidated assets was due to growth in net loans and partially offset by the decrease in cash and cash equivalents, which are discussed in further detail below.

Total cash and cash equivalents (including cash and due from banks and federal funds sold) decreased $49.8 million or 38.7% as of June 30, 2023, compared to March 31, 2023. Cash and cash equivalents declined as a percentage of total assets to 4.4% in the second quarter as compared to 7.3% at March 31, 2023, but increased when compared to June 30, 2022 at 2.3%. The decline was due mainly to the pay-off of $50.0 million in FHLB borrowings during the second quarter of 2023.

At June 30, 2023, total securities available for sale were $151.5 million, a decrease of $8.7 million from March 31, 2023, and a decrease of $29.6 million from June 30, 2022. At June 30, 2023, total net unrealized losses on the AFS securities portfolio were $24.6 million, a decline of $2.5 million from total net unrealized losses on AFS securities of $22.1 million at March 31, 2023, but an improvement of $1.3 million from December 31, 2022.

Total net loans increased $69.7 million from $1.39 billion at March 31, 2023 to $1.46 billion at June 30, 2023. During the quarter ended June 30, 2023, $18.9 million in loans were sold. The Company sold $3.0 million in mortgage loans on the secondary market and $15.9 million of loans from the commercial and consumer loan portfolios. These loan sales resulted in net gains of $142 thousand. The growth in loans was largely due to organic loan portfolio growth as the Company expands lending types and markets.

Total deposits increased to $1.46 billion as of June 30, 2023 when compared to March 31, 2023 deposits of $1.39 billion. At June 30, 2022 total deposits were $1.23 billion. During the second quarter of 2023, the majority of growth in deposits was from core accounts, which include all transactional deposit accounts as well as certificates of deposits less than $250 thousand. Approximately $37.6 million of total deposit growth was core deposit growth as the Company continued to expand and grow into newer market areas. Non-core deposits increased by $30.4 million, attributable to increases in certificates of deposit accounts $250 thousand and greater. As interest rates have risen, the Company has noticed a shift in the mix of deposits away from non-interest bearing deposits and towards time deposits. Time deposits increased by $105.9 million or 38.8% between March 31, 2023 and June 30, 2023, while non-interest bearing deposits have decreased $30.9 million or 6.7% and savings and interest bearing demand deposits have decreased by $7.0 million or 1.1% for the same time period. Time deposits as a percentage of total deposits have increased from 9.3% and 19.6% at June 30, 2022 and March 31, 2023, respectively, to 26.0% at June 30, 2023. The increase in time deposits between June 30, 2022 and June 30, 2023 is partially due to $30.0 million in brokered accounts that the Company entered into during the first quarter of 2023. At June 30, 2023, over 74% of deposits were fully FDIC insured.

The Company had $170.0 million and $220.0 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Atlanta at June 30, 2023 and March 31, 2023. There were no outstanding borrowings from the Federal Home Loan Bank as of June 30, 2022. The average rate paid on Federal Home Loan Bank advances as of June 30, 2023 and March 31, 2023 was 4.73% and 4.83%, respectively. These borrowings were used mainly to fund the strong loan growth that occurred during the past several quarters.

On March 31, 2022, the Company entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers and accredited institutional investors, pursuant to which the Company issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032, in the aggregate principal amount of $30.0 million.

Shareholders’ equity was $104.0 million and $104.5 million at June 30, 2023 and March 31, 2023, respectively. Shareholders’ equity was $99.5 million at June 30, 2022. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses are primarily a result of rapid increases in interest rates during 2022 and 2023. The book value of the Company at June 30, 2023 was $29.47 per common share. Total common shares outstanding were 3,528,240 at June 30, 2023. On July 26, 2023, the board of directors declared a $0.30 per common share cash dividend for shareholders of record as of August 7, 2023 and payable on August 18, 2023.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; changes in interest rates; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	2Q23	1Q23	4Q22	3Q22	2Q22
Net Income (dollars in thousands)	$2,058	$2,585	$3,197	$4,082	$3,992
Earnings per share, basic	$0.59	$0.73	$0.92	$1.17	$1.14
Earnings per share, diluted	$0.59	$0.73	$0.92	$1.17	$1.14
Return on average total assets	0.48%	0.63%	0.83%	1.12%	1.16%
Return on average total equity	7.93%	9.99%	12.70%	15.93%	15.86%
Dividend payout ratio	50.85%	41.10%	32.61%	24.79%	24.56%
Fee revenue as a percent of total revenue	18.01%	16.33%	14.92%	16.11%	15.73%
Net interest margin(1)	2.99%	3.27%	3.68%	3.72%	3.70%
Yield on average earning assets	4.88%	4.79%	4.48%	4.14%	3.93%
Rate on average interest-bearing liabilities	2.71%	2.23%	1.25%	0.68%	0.38%
Net interest spread	2.17%	2.56%	3.23%	3.46%	3.55%
Tax equivalent adjustment to net interest income (dollars in thousands)	$25	$26	$20	$32	$25
Non-interest income to average assets	0.78%	0.85%	0.80%	0.87%	1.12%
Non-interest expense to average assets	3.00%	3.00%	2.99%	3.04%	3.07%
Efficiency ratio(2)	81.91%	76.52%	70.53%	65.73%	66.62%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	2Q23	1Q23	4Q22	3Q22	2Q22
BALANCE SHEET RATIOS
Loans to deposits	100.89%	100.77%	104.72%	95.83%	91.01%
Average interest-earning assets to average-interest bearing liabilities	142.63%	146.06%	155.58%	161.11%	166.35%
PER SHARE DATA
Dividends	$0.30	$0.30	$0.30	$0.29	$0.28
Book value	29.47	29.65	29.15	28.28	28.58
Tangible book value	29.47	29.65	29.15	28.28	28.58
SHARE PRICE DATA
Closing price	$30.50	$33.96	$35.95	$36.92	$35.44
Diluted earnings multiple(1)	12.92	11.63	9.77	7.89	7.77
Book value multiple(2)	1.04	1.15	1.23	1.31	1.24
COMMON STOCK DATA
Outstanding shares at end of period	3,528,240	3,522,874	3,490,086	3,483,571	3,481,188
Weighted average shares outstanding	3,526,934	3,522,431	3,489,764	3,487,555	3,479,573
Weighted average shares outstanding, diluted	3,526,934	3,522,431	3,489,764	3,482,820	3,479,591
CAPITAL RATIOS (BANK ONLY)
Common equity Tier 1 capital ratio	8.61%	9.02%	9.19%	9.44%	9.70%
CREDIT QUALITY
Net charge-offs to average loans	(0.01)%	0.00%	0.04%	(0.08)%	(0.02)%
Total non-performing loans to total loans	0.23%	0.14%	0.19%	0.20%	0.19%
Total non-performing assets to total assets	0.19%	0.11%	0.16%	0.16%	0.15%
Non-accrual loans to:
total loans	0.21%	0.13%	0.16%	0.20%	0.18%
total assets	0.17%	0.10%	0.13%	0.16%	0.14%
Allowance for credit/loan losses to:
total loans	0.99%	1.00%	0.85%	0.89%	0.88%
non-performing assets	433.94%	702.77%	433.45%	442.59%	472.67%
non-accrual loans	466.74%	758.56%	518.86%	442.59%	488.85%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$235	$146	$318	$—	$69
Non-accrual loans	3,109	1,839	2,162	2,427	2,015
Other real estate owned and repossessed assets	—	—	108	—	—
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$52	$75	$491	$80	$41
(Recoveries)	(202)	(21)	(37)	(975)	(213)
Net charge-offs (recoveries)	(150)	54	454	(895)	(172)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$403	$664	$930	$—	$360
ALLOWANCE FOR CREDIT LOSSES (dollars in thousands)	$14,511	$13,905	$11,218	$10,742	$9,847
(1)
The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 06/30/2023	Unaudited 03/31/2023	Unaudited 12/31/2022	Unaudited 09/30/2022	Unaudited 06/30/2022
Assets
Cash and due from banks	$48,907	$117,342	$66,531	$30,782	$31,457
Federal funds sold	29,988	11,373	363	5,153	680
Securities available for sale, at fair value	151,513	160,192	158,389	156,361	181,162
Loans held for sale	3,570	—	153	90	399
Loans, net of allowance for loan losses	1,456,459	1,386,750	1,312,565	1,191,099	1,110,993
Bank premises and equipment, net	18,064	17,827	18,064	17,972	18,155
Bank owned life insurance	24,219	24,041	23,862	23,731	23,593
Other assets	43,996	39,197	36,790	47,932	36,074
Total assets	$1,776,716	$1,756,722	$1,616,717	$1,473,120	$1,402,513
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$433,220	$464,123	$478,750	$491,184	$477,540
Savings and interest bearing demand deposits	645,834	652,802	627,431	632,081	638,951
Time deposits	378,954	273,026	157,894	130,849	115,022
Total deposits	$1,458,008	$1,389,951	$1,264,075	$1,254,114	$1,231,513
Federal funds purchased	—	—	32,980	—	28,575
Federal Home Loan Bank advances, short-term	25,000	125,000	175,000	75,000	—
Federal Home Loan Bank advances, long-term	145,000	95,000
Subordinated debt	29,411	29,394	29,377	29,360	29,343
Other liabilities	15,327	12,917	13,556	16,146	13,592
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,672,746	$1,652,262	$1,514,988	$1,374,620	$1,303,023
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,661	8,651	8,629	8,600	8,594
Surplus	13,881	13,435	13,268	13,003	12,594
Retained earnings	100,844	99,845	100,278	98,128	95,058
Accumulated other comprehensive (loss)	(19,416)	(17,471)	(20,446)	(21,231)	(16,756)
Total shareholders' equity	$103,970	$104,460	$101,729	$98,500	$99,490
Total liabilities and shareholders' equity	$1,776,716	$1,756,722	$1,616,717	$1,473,120	$1,402,513

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA

(dollars in thousands)

	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Mortgage real estate loans:
Construction & Secured by Farmland	$95,433	$90,660	$89,652	$85,476	$78,184
HELOCs	44,333	41,827	43,587	40,971	37,463
Residential First Lien - Investor	117,265	113,483	111,074	100,761	96,804
Residential First Lien - Owner Occupied	142,417	130,383	125,088	118,371	114,441
Residential Junior Liens	11,869	11,142	11,417	11,666	12,049
Commercial - Owner Occupied	243,610	238,578	230,983	219,260	218,363
Commercial - Non-Owner Occupied & Multifamily	350,210	353,330	316,458	310,981	291,052
Commercial and industrial loans:
BHG loans	5,747	6,185	6,688	7,058	7,731
SBA PPP loans	62	69	74	112	2,356
Other commercial and industrial loans	95,012	95,943	92,883	69,924	66,611
Marine loans	299,304	253,893	230,874	178,685	151,385
Triad Loans	27,157	27,795	28,472	25,374	19,423
Consumer loans	16,486	16,046	16,369	15,683	15,198
Overdrafts	308	151	218	185	914
Loans to nondepository financial institutions	—	—	—	—	—
Other loans	13,805	13,608	12,503	10,981	4,234
Total loans	$1,463,018	$1,393,093	$1,316,340	$1,195,488	$1,116,208
Net deferred loan costs and premiums	7,952	7,609	7,443	6,353	4,632
Allowance for credit/loan losses	(14,511)	(13,950)	(11,218)	(10,742)	(9,847)
Net loans	$1,456,459	$1,386,752	$1,312,565	$1,191,099	$1,110,993

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Interest and Dividend Income
Interest and fees on loans	$18,754	$17,167	$15,117	$13,282	$11,663
Interest on federal funds sold	28	10	15	9	4
Interest and dividends on securities available for sale:
Taxable interest income	785	804	815	851	847
Interest income exempt from federal income taxes	5	4	4	59	75
Dividends	136	83	60	22	17
Interest on deposits in banks	656	490	153	143	41
Total interest and dividend income	$20,364	$18,558	$16,164	$14,366	$12,647
Interest Expense
Interest on deposits	$5,535	$3,459	$1,474	$714	$383
Interest on federal funds purchased	—	70	151	11	8
Interest on Federal Home Loan Bank advances	2,032	2,031	891	404	—
Interest on subordinated debt	355	354	392	338	337
Total interest expense	$7,922	$5,914	$2,908	$1,467	$728
Net interest income	$12,442	$12,644	$13,256	$12,899	$11,919
Provision For Loan Losses	403	664	930	—	360
Net interest income after provision for loan losses	$12,039	$11,980	$12,326	$12,899	$11,559
Noninterest Income
Wealth management fees	$1,263	$1,158	$1,072	$1,094	$1,062
Service charges on deposit accounts	447	436	423	432	389
Other service charges and fees	1,135	1,047	944	1,061	1,029
Gain (loss) on the sale of bank premises and equipment	7	—	(8)	8	(11)
(Loss) on the sale of AFS securities	—	—	—	(737)	—
Gain on sale of loans HFS	192	456	331	568	498
Officer insurance income	179	179	131	138	178
Other operating income	134	250	196	600	704
Total noninterest income	$3,357	$3,526	$3,089	$3,164	$3,849
Noninterest Expenses
Salaries and employee benefits	$7,561	$7,298	$6,857	$6,938	$5,983
Occupancy expenses	533	518	506	528	516
Equipment expenses	315	323	307	299	258
Advertising and marketing expenses	342	296	332	181	146
Stationery and supplies	56	22	64	34	66
ATM network fees	365	351	336	381	310
Other real estate owned expenses	—	5	34	—	—
(Gain) on the sale of other real estate owned	—	(7)	—	—	—
FDIC assessment	346	266	184	116	137
Computer software expense	281	310	270	252	184
Bank franchise tax	313	263	233	234	221
Professional fees	753	713	409	270	876
Data processing fees	478	402	393	427	479
Other operating expenses	1,612	1,626	1,623	1,398	1,352
Total noninterest expenses	$12,955	$12,386	$11,548	$11,058	$10,528
Income before income taxes	$2,441	$3,120	$3,867	$5,005	$4,880
Income Tax Expense	383	535	670	923	888
Net income	$2,058	$2,585	$3,197	$4,082	$3,992
Earnings Per Share
Net income per common share, basic	$0.59	$0.73	$0.92	$1.17	$1.14
Net income per common share, diluted	$0.59	$0.73	$0.92	$1.17	$1.14

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$155,347	$922	2.38%	$157,078	$886	2.29%	$177,539	$864	1.95%
Tax-Exempt (1)	510	5	4.11%	545	6	4.16%	11,227	95	3.38%
Total Securities	$155,857	$927	2.39%	$157,623	$892	2.29%	$188,766	$959	2.04%
Loans:
Taxable	$1,425,873	$18,659	5.25%	$1,355,259	$17,076	5.11%	$1,068,464	$11,643	4.37%
Non-accrual	2,608	—	—%	2,093	—	—%	2,470	—	—%
Tax-Exempt (1)	9,810	119	4.86%	9,594	116	4.91%	2,697	25	3.79%
Total Loans	$1,438,291	$18,778	5.24%	$1,366,946	$17,192	5.10%	$1,073,631	$11,668	4.36%
Federal funds sold and interest-bearing deposits in other banks	80,251	684	3.42%	48,779	500	4.16%	34,138	45	0.54%
Total earning assets	$1,674,399	$20,389	4.88%	$1,573,348	$18,584	4.79%	$1,296,535	$12,672	3.93%
Allowance for loan losses	(14,201)			(13,426)			(9,536)
Total non-earning assets	73,702			97,863			90,318
Total assets	$1,733,900			$1,657,785			$1,377,317
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$240,401	$1,247	2.08%	$236,210	$1,055	1.81%	$174,111	$90	0.21%
Money market accounts	254,136	1,093	1.72%	258,077	841	1.32%	267,571	150	0.22%
Savings accounts	153,659	46	0.12%	166,803	53	0.13%	182,095	29	0.06%
Time deposits:
$250,000 and more	99,903	888	3.57%	77,777	567	2.96%	63,913	60	0.38%
Less than $250,000	224,041	2,261	4.05%	128,118	943	2.99%	58,003	54	0.37%
Total interest-bearing deposits	$972,140	$5,535	2.28%	$866,985	$3,459	1.62%	$745,693	$383	0.21%
Federal funds purchased	178	—	—%	11,179	70	2.54%	2,876	8	1.11%
Federal Home Loan Bank advances	172,198	2,032	4.73%	169,667	2,031	4.85%	—	—	—%
Subordinated debt	29,400	355	4.83%	29,383	354	4.89%	29,332	337	4.62%
Total interest-bearing liabilities	$1,173,916	$7,922	2.71%	$1,077,214	$5,914	2.23%	$777,901	$728	0.38%
Noninterest-bearing liabilities:
Demand deposits	440,728			462,265			485,979
Other Liabilities	15,212			14,567			12,468
Total liabilities	$1,629,856			$1,554,046			$1,276,348
Shareholders' equity	104,044			103,739			100,969
Total liabilities and shareholders' equity	$1,733,900			$1,657,785			$1,377,317
Net interest income		$12,467			$12,670			$11,944
Net interest spread			2.17%			2.56%			3.55%
Interest expense as a percent of average earning assets			1.90%			1.52%			0.23%
Net interest margin			2.99%			3.27%			3.70%

(1)
Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
GAAP Financial Measurements:
Interest Income - Loans	$18,754	$17,167	$15,117	$13,282	$11,663
Interest Income - Securities and Other Interest-Earnings Assets	1,610	1,391	1,047	1,084	984
Interest Expense - Deposits	5,535	3,459	1,474	714	383
Interest Expense - Other Borrowings	2,387	2,455	1,434	753	345
Total Net Interest Income	$12,442	$12,644	$13,256	$12,899	$11,919
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$24	$25	$19	$16	$5
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	1	1	1	16	20
Total Tax Benefit on Tax-Exempt Interest Income	$25	$26	$20	$32	$25
Tax-Equivalent Net Interest Income	$12,467	$12,670	$13,276	$12,931	$11,944